[EXHIBIT 4h TO COLONIAL GAS COMPANY
                    10-K FOR YEAR ENDED DECEMBER 31, 1998]


                        AMENDMENT TO RIGHTS AGREEMENT

            This AMENDMENT, dated as of October 17, 1998, is between Colonial Gas Company, a Massachusetts corporation (the "Company"), and BankBoston, N.A., as rights agent (the "Rights Agent").

                                   Recitals

            A. The Company and the Rights Agent are parties to a Rights Agreement dated as of December 1, 1993 (the "Rights Agreement").

            B. Eastern Enterprises ("Eastern") and the Company have entered into an Agreement and Plan of Reorganization (the "Merger Agreement") pursuant to which the Company will merge (the "Merger") with and into a Massachusetts corporation to be formed as a wholly-owned subsidiary of Eastern ("Merger Sub"). The Board of Directors of the Company has approved the Merger Agreement and the Merger.

            C. Pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.

            Accordingly, the parties agree as follows:

            1. Amendment of Section 1(a). Section 1(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

            "Notwithstanding anything in this Rights Agreement to the contrary, neither Eastern nor any of its existing or future Affiliates or Associates shall be deemed to be an Acquiring Person solely by virtue of (i) the execution of the Merger Agreement, (ii) the acquisition of Common Stock pursuant to the Merger Agreement or the consummation of the Merger, or (iii) the consummation of the other transactions contemplated by the Merger Agreement."

            2. Amendment of Section 1(ah). Section 1(ah) of the Rights Agreement is amended to add the following proviso at the end thereof:

            "; provided, however, that no Triggering Event shall result solely by virtue of (i) the execution of the Merger Agreement, (ii) the acquisition of Common Stock pursuant to the Merger Agreement or the consummation of the Merger, or (iii) the consummation of the other transactions contemplated by the Merger Agreement."

            3. Amendment of Section 1. Section 1 of the Rights Agreement is further amended to add the following subparagraphs at the end thereof:

                  (ai) "Eastern" shall mean Eastern Enterprises, a Massachusetts business trust.

                  (aj) "Merger" shall have the meaning set forth in the Merger Agreement.

                  (ak) "Merger  Agreement"  shall mean the Agreement and Plan of
            Reorganization dated as of October 17, 1998, by and between Eastern and the Company, as amended from time to time."

            4. Amendment of Section 3(a). Section 3(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

            "Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely by virtue of (i) the execution of the Merger Agreement, (ii) the acquisition of Common Stock pursuant to the Merger Agreement or the consummation of the Merger, or (iii) the consummation of the other transactions contemplated by the Merger Agreement."

            5. Amendment of Section 7(a). Section 7(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

            "Notwithstanding anything in this Rights Agreement to the contrary, neither (i) the execution of the Merger Agreement; (ii) the acquisition of Common Stock pursuant to the Merger Agreement or the consummation of the Merger; nor (iii) the consummation of the other transactions contemplated in the Merger Agreement, shall be deemed to be events that cause the Rights to become exercisable pursuant to the provisions of this Section 7 or otherwise."

            6. Amendment of Section 11. Section 11 of the Rights Agreement is amended to add the following sentence after the first sentence of said Section:

            "Notwithstanding anything in this Rights Agreement to the contrary, neither (i) the execution of the Merger Agreement; (ii) the acquisition of Common Stock pursuant to the Merger Agreement or the consummation of the Merger; nor (iii) the consummation of the other transactions contemplated in the Merger Agreement, shall be deemed to cause the Rights to be adjusted or to become exercisable in accordance with this Section 11."

            7. Amendment of Section 13. Section 13 of the Rights Agreement is amended to add the following sentence at the end thereof:

            "Notwithstanding anything in this Rights Agreement to the contrary, neither (i) the execution of the Merger Agreement; (ii) the acquisition of Common Stock pursuant to the Merger Agreement or the consummation of the Merger; nor (iii) the consummation of the other transactions contemplated in the Merger Agreement, shall be deemed to be events of the type described in this Section 13 or to cause the Rights to be adjusted or to become exercisable in accordance with Section 13."

            8. Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

            9.  Miscellaneous.  This Amendment  shall be deemed to be a contract made under the laws of the Commonwealth of Massachusetts and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

            EXECUTED under seal as of the date set forth above.


                                        COLONIAL GAS COMPANY


                                        By:s/Nickolas Stavropoulos
                                           Nickolas Stavropoulos
                                           Executive Vice President-Finance,
                                           Marketing and CFO




                                        RIGHTS AGENT:
                                        BANKBOSTON, N.A.

                                        By:    s/Joshua P. McGinn
                                        Name:  Joshua P. McGinn
                                        Title: Sr. Account Manager


                  [END OF EXHIBIT 4h TO COLONIAL GAS COMPANY
                    10-K FOR YEAR ENDED DECEMBER 31, 1998]